EXHIBIT 21

SUBSIDIARIES OF SUNVESTA, INC.

SunVesta Inc.

SunVesta Holding AG Switzerland 100% owned

SunVesta Projects & Management AG Switzerland 100% owned	SunVesta Costa Rica Limitada Costa Rica 100% owned	Rich Land Investments Limitada Costa Rica 100% owned	SunVesta Turistik Yatirim ve Ticaret A.S. Turkey 100% owned